Exhibit 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX CORPORATION ANNOUNCES NASDAQ

NOTIFICATION OF DELISTING

Company to Appeal Determination

REDWOOD CITY, Calif., April 16, 2008, – Ampex Corporation (Nasdaq:AMPX) today announced that on April 11, 2008 it received notice from The Nasdaq Stock Market (“Nasdaq”) that, following the Company’s filing of a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code on March 30, 2008, the staff of Nasdaq’s Listing Qualifications Department has determined, using its discretionary authority under Marketplace Rule 4300 and IM-4300, that the Company’s Class A Common Stock (the “Common Stock”) will be delisted from Nasdaq unless the Company requests an appeal of the determination. Nasdaq’s determination was based upon the Company’s Chapter 11 filing, associated public interest concerns raised by it, concerns regarding the residual equity interests of the Company’s existing Common Stockholders and its ability to sustain compliance with all of Nasdaq’s continued listing requirements.

Unless Ampex appeals Nasdaq’s determination, trading in its Common Stock will be suspended at the opening of business on April 21, 2008, and a Form 25-NSE will be filed with the Commission, which will remove the Company’s Common Stock from listing and registration on Nasdaq. Ampex intends to appeal Nasdaq’s determination by requesting an oral hearing before a Nasdaq Listing Qualifications Panel. The Company’s hearing request will stay the suspension of its Common Stock and the filing of the Form 25-NSE pending the Panel’s decision, although there can be no assurance that the Panel will ultimately grant the Company’s appeal.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This release may contain information about the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by such forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties disclosed in the Company’s 2007 Annual Report on Form 10-K for the fiscal year ended December 31, 2007, its Quarterly Reports on Form 10-Q, and the other documents periodically filed by it with the SEC, as well as the risk that the Company may not be able to regain compliance with Nasdaq’s listing standards due to its chapter 11 case or for other reasons, and the risk that the Nasdaq Panel may not grant the Company’s appeal of Nasdaq’s delisting determination. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this release, and the Company disclaims any obligation or undertaking to update such statements.